UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

ONEDOOR STUDIOS ENTERTAINMENT PROPERTIES LLC

www.onedoorstudios.com

Commission File No. 024-11836

Delaware	87-4069830
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4320 Modoc Road, Suite F Santa Barbara, California	93110
(Address of principal executive offices)	(Zip Code)

(805) 380-7731
Issuer’s telephone number, including area code

CLASS A PROFITS UNITS
(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report on Form 1-K (the “Report”), the terms "OneDoor Studios Entertainment Properties," “we,” “us” or "the Company" refer to OneDoor Studios Entertainment Properties LLC, a Delaware series limited liability company, and “SCS” refers to OneDoor Studios Entertainment Properties LLC Series Calculated Sequels, the initial series of the Company. Further, references to "Investor" refers to investors in this Offering.

THIS REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

The forward-looking statements contained in this Report are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in the Company’s Offering Statement on Form 1-A filed with the Commission. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Item 1. Business

Company Overview

OneDoor Studios Entertainment Properties was founded in 2021 to open the door for everyone to have an opportunity to invest in studio-level motion picture and television series projects. Coordinating with leading global territory distributors, the Company intends to develop motion pictures and television series that successfully compete on global box-office and other sized screens.

The Company’s initial Series, SCS, is currently developing three feature-length motion pictures or streaming series based on the three sequel novels (each a "Project") that follow the book Calculated, the first novel in this four-book series. This Offering is for Class A Profits Units (the "Securities" or "Profits Units") of SCS, a registered series of the Company (SCS along with each other series of the Company, if any, a "Series").  SCS expects to develop Simulated, Activated, and Liberated, the three sequels to Calculated. The Company, with and through its Manager, continues to market this Offering and other capital raises for the Project’s necessary development funds. The Company uses these funds to continue to develop promotional materials and concept art, further develop marketing opportunities, and establish potential production partnerships. Notably, as the Company has been in discussions to secure a screenwriter for the Project, the award winning, studio level screenwriter Ann Peacock, who adapted the first book, Calculated, has expressed serious interest in adapting Simulated, the first sequel.

History and Structure

The Company was founded in 2021 by Stephen Wollwerth, Jason Brents, and John Lee, through One Door Studios LLC, to open the door for qualified investors to invest in and own an interest in major-studio-caliber motion picture and television series projects.

The Company is organized as a series limited liability company pursuant to Section 18-215 of the Delaware Limited Liability Company Act. This structure allows the Company to provide investors with the ability to invest in distinct motion picture projects (or, as in the case of SCS, a fixed slate of Projects) instead of investing in the entire Company. Though this Offering is only with respect to SCS, the Company is currently preparing and intends to offer additional film and television projects in the future, through other Series of the Company.

OneDoor Studios LLC (our “Manager”) is the manager of the Company and each Series.  As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law. This would include all contractual obligations of a Series such as the obligations to pay fees to our Manager under our Operating Agreement") and the Series Agreement of the relevant Series. This would also include the portion of any shared fees, costs or expenses that have been allocated among Series by our Manager.

Business Process

The process of making a film or television series involves three major stages: development, production and distribution/promotion.  The business of SCS is to develop up to three film Projects with the expectation that the rights, title and interest to each fully-developed Project would then be purchased by a company formed by our Manager to produce the Project for distribution.  The form of purchase agreement between SCS and the production company provides that the purchase price for a Project will be equal to 1.12 times the total development funding received from investors in SCS.  The Series would also be entitled under the purchase agreement to 50% of the profits generated by the production company. Please see the form of purchase agreement, attached as an exhibit to the Company’s Offering Statement on Form 1-A filed with the Commission, for the terms upon which SCS would sell a Project to the Manager-affiliated production company.

Following successful film-industry business models, the Company believes separating each Project's development, from its production provides each project the business and creative time and financial resources during the development period to enable the Project to become creatively mature and completely ready for production.

The development (“greenlighting”) process to reach a fully developed Project consists of the following key steps:

•Purchasing the literary rights and motion picture option of an existing literary work, if applicable;

•Hiring A-list (studio-level) screenwriters to best position each motion picture's script to become acceptable to major distributors;

•Attaching a director and cast for the project that typically would be pre-approved by major potential distributors for the project;

•Securing a customary production completion bond to guarantee the film is produced on time and on budget; and

•Packaging the Project to provide sufficient collateral to enable the production company to secure bank financing for its complete production budget, currently estimated to be $60,000,000.

Following its purchase of all right, title and interest in a Project, the production company is obligated, under the proposed form of purchase agreement, to:

•Produce the project’s feature film, series or other audiovisual depictions;

•Exploit the rights, title and interests in and to the project, worldwide; and

•Collect and account for all profits, and manage the disbursement to all profit participants.

Our Manager, as the owner of the production company, will be principally responsible to oversee and otherwise manage the Project from the time of its purchase by the production company.  It will be obligated under the purchase agreement to use commercially reasonable best efforts to govern the production company and the project’s global exploitation with the highest fidelity, in order to optimize all aspects of the project’s production and global distribution for the benefit of the Series, its investors, and all other profit participants in the Project.

Together, we believe the above process produces higher quality, more audience-satisfying projects and may mitigate investor risk of loss from each project by taking into account financing and distributor requirements beginning at the development stage.  This bifurcated structure also provides a means of making distributions to investors from the proceeds of the sale of a project, conditioned on the production company’s securing production financing, while remaining entitled to share in the profits from the exploitation of the project by the production company. This process is similar to that developed and used by studios and major independent production companies. The Company’s goal is that each project's projected net global profits will be at least twice its production costs, although there can be no assurances that any project will be successfully developed, financed and sold, or that, if produced, it will be successfully exploited to generate profits.

The Company expects SCS to earn revenue initially from the sale of the rights, title and interest in each Project and then from its share of the profit generated by the production and global exploitation of each Project and all other related products and licenses.

Current Film Projects

SCS's three current motion picture Projects are each adapted from the novel Calculated's three sequels: Simulated, Activated (released in April 2022), and Liberated (scheduled for release in 2023). The Manager has purchased the motion picture and related rights to the entire series and is currently developing the first novel, Calculated, in conjunction with a separate development company controlled by the Manager.

All three of the film Projects described below–Simulated, Activated, and Liberated–are the projects of SCS. The Profits Units give Investors rights to participate in the net profits and other cash flows from these three films, as more fully described in "Securities Being Offered," below and in the Operating Agreement and the Series Agreement.

While Calculated is not being developed by any Series of the Company and the Profits Units do not give Investors any economic or other rights with respect to Calculated’s future profits, we believe that our Manager’s role in managing the development and production of Calculated provides artistic continuity for the sequels.  The work the Manager does for Calculated also benefits the Project. These benefits include setting the Project’s director, likely cast, developing artwork, and distributor and production finance planning. It also provides important insights that inform our Manager to benefit the development, production and exploitation of the sequels.

For each Project described below, projected timelines are based on industry standards, and are likely to change as the development and production of each Project progresses.

Simulated

Josephine Rivers is a calculating prodigy with a near-supernatural ability to look at the world through a purely mathematical lens, even at times predicting the future.  In Calculated, Jo Rivers, when she's only 15, is kidnapped and taken to China by the sinister Maxima who forces her to use her gift to increase Maxima's fortune.  Her only close company is older captive Hong Rui, nicknamed "Red," whose wisdom and support change how she views her own power and teaches her what she needs to survive. By 17, she’s working for a wealthy man whose captivating son Kai starts to chip away at her emotional defenses and she has the fate of the world in her hands.

In Simulated, Jo Rivers, safely back in Seattle, asks the same question daily–how does a math genius go from taking down international criminals and saving the world economy to living a normal teenage life? The only answer she can come up with is–she doesn't. With an overprotective father on her back and Kai on the other side of the world, Jo accepts an offer from Prodigy Stealth Solutions (PSS), who may have found a way to get her gift back. Using a newly developed technology, PSS tries a simulation process on Jo to restore her abilities, but during the attempt, PSS is hacked, and a blacklist file containing some of PSS's most sensitive secrets is stolen. Meanwhile, a mysterious caller who seems to know more than he should delivers a warning to Jo about Kai, who then goes missing. Despite her father's concerns, Jo sets off on a risky trip to Tunisia with a PSS team of teen prodigies to find an urgently needed solution for PSS and locate Kai. All the while, Jo has to trust the mysterious informant who, frighteningly, is like no one she has ever met before.

Simulated is currently expected to begin screenplay development in the second quarter of 2023. Ann Peacock, who has been contracted to write Calculated, has a right of first negotiation with respect to the sequels and has verbally indicated to our Manager that she would be interested in writing the screenplay for Simulated, although she is not committed to doing so at this point and may not be available to do so in the future.  Furthermore, we would not expect to agree to contractual terms with Ms. Peacock, if at all, until she has completed the screenplay for Calculated. Ms. Peacock is an Emmy-award-winning screenwriter renowned for adapting Disney's The Lion, the Witch and the Wardrobe.  If screenplay development begins in the second quarter of 2023, we expect the script to be ready for production (known as a "shooting script") by the first quarter of 2024 and for the Project to be purchased and production to begin in the third quarter of 2024, subject to production financing.  If development and production meets this projected schedule, then we are optimistic that Simulated could be released to the global marketplace in the third quarter of 2025.

Activated

In Activated, after her exploits in Tunisia, Jo Rivers knows she'll never lead a normal life. She also can't move on until she grasps the unexpected evolution of her mathematical gift and confronts her unresolved feelings after meeting Noble. With Kai undercover, Noble is the only one who has the answers Jo needs. There's just one small problem: Noble has vanished, leaving only a coded message in the stars. When Rafael, a friend from Jo's days in China, goes missing, it coincides with a new PSS assignment involving a potentially catastrophic satellite breakdown. Jo suspects something more sinister is at play and has no choice but to track down Noble, who may be her only hope to find Rafael and prevent global chaos. Traveling to the perilous Arctic of Finland, Jo and her band of prodigies team up with unlikely allies from her past to find out what or who is interfering with the satellites – before it's too late. Trusting her gift, Jo follows a path of numbers that light the way . . . which leads to answers she didn't predict.

We currently expect Activated  to begin screenplay development in the second quarter of 2024, with the shooting script ready by the second quarter of 2025 and production to start in the third quarter of 2025, subject to production financing. If development and production meets this projected schedule, then we are optimistic that Activated could be released to the global marketplace in the third quarter of 2026.

Liberated

Liberated is based on the forthcoming fourth novel in the Calculated series.

We currently expect Liberated to begin screenplay development in the third quarter of 2025, with the shooting script ready by the second quarter of 2026 and production to start in the third quarter of 2026, subject to production financing. If development and production meets this projected schedule, then we are optimistic that Liberated could be released to the global marketplace in the fourth quarter of 2027.

Competition

While films have existed for over 100 years, and entertainment is as old as civilization itself, the modes and manner of media consumption is rapidly evolving. Physical media formats saw rapid technological progress but are now becoming obsolete. Streaming platforms and services have proliferated. DVRs and streaming platforms have resulted in changes to how and when media is consumed at home. Even one of the few industry constants–the theatrical premiere and exclusive release–was upended by the closures of movie theaters during the COVID-19 pandemic, which led to distributors introducing entirely new avenues of income from direct-to-consumer streaming of major motion pictures. The Company's business depends not only on developing quality film and television series projects, but also on the successful promotion of each film or television series project, navigating through these rapid market changes and numerous distribution channels, to attract enough viewer interest to become profitable.

Government Regulation

The Company must deal with an extensive array of federal, state, and local regulations as it develops, and eventually produces, its motion picture Projects. The development and production of motion pictures will occur in multiple locations, each of which may require separate licenses and permits and have unique tax, labor, insurance, and other requirements.

Intellectual Property

The motion picture and television industry, including the Company, is heavily reliant upon intellectual property. The Manager, on behalf of the Company, entered into an option purchase agreement granting it the right to purchase an exclusive and irrevocable option for the film rights to the three motion picture Projects associated with SCS. The Manager exercised its options for Simulated and Activated and assigned these options and its other rights under the option agreement with respect to the three motion picture Projects to SCS. The Company expects that its other Series will acquire, through assignment by our Manager or otherwise, similar films rights for projects to be developed by additional Series in the future.  As a result, the Company's business is and will continue to be highly dependent upon the film rights it acquires, particularly with regard to their exclusivity and their enforcement in a manner consistent with the Company's expectations.

Employees

The Company does not have any employees.

Property

Neither the Company, SCS, nor any other Series own or leases any significant real property or other material physical property.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

 The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes appearing in Item 7 of this report. Some of the information contained in this discussion and analysis or set forth elsewhere in this report, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements involving risks and uncertainties and should be read together with the “Risk Factors” section of the company’s Offering Circular dated September 1, 2022, as supplemented, for a discussion of important factors which could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Since its formation in December 2021, the Company has been engaged primarily in developing the financial, offering, and other materials to begin fundraising. It is considered a "development-stage" company because substantially all of its efforts are dedicated to establishing its business, and planned principal operations have only recently commenced. In addition to the motion pictures Projects of SCS described in Item 1 of this Report above, the Company is in the process of preparing and negotiating additional projects.

Components of Results of Operations

Development Expenses

The company incurs expenses related to the development of the motion pictures Projects of SCS described in the Company’s Offering Statement on Form 1-A filed with the Commission. Development expenses consist primarily of:

•Initial organizational, offering and business expenses for the Company and SCS;

•manager-affiliated expenses, including, advisor fees, travel, and other expenses incurred by affiliates in executive and administrative functions;

•legal and professional fees, including consulting, accounting and audit services; and

•Literary rights and motion picture options, screenwriting fees, director and actor production retainers, and production manager and casting director fees.

Sales and Marketing Expenses

Our marketing expenses consist primarily of costs incurred to promote the this Offering and the CF Offering and build our brand awareness through various online paid advertising channels, including digital and social media, podcasts, and email.

Sales and marketing expenses consist primarily of personnel costs for affiliates and contractors directly associated with our sales and marketing activities including advertising expenses, public relations, trade shows, travel expenses, and marketing and promotional activities. We expect our sales and marketing expenses to continue to increase in absolute dollars for the foreseeable future as we expand our sales and marketing efforts and continue to promote this Offering and the CF Offering and our brand, although these expenses may fluctuate depending on the timing of these expenses.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared assuming that the company will continue as a going concern and in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are more fully described in Note [ ] to our financial statements appearing elsewhere in this report. We believe that the accounting policies are critical for fully understanding and evaluating our financial condition and results of operations.

Results of Operations Year ended December 31, 2022

Compared to Year ended December 31, 2021

The Company had no financial activity during the short, eleven-day period of its operations in 2021 beginning on the date of formation on December 20, 2021 through December 31, 2021. Thus, the first full fiscal year of operations is the year ended December 31, 2022.

Revenue

Revenues are generated at the Series level. As of December 31, 2022, no Series of the Company has generated any revenues. The Company does not expect SCS to generate any cash flow (other than investment proceeds) until at least one of its Project's production budget is funded and the Project is sold by SCS to an Manager-affiliated production company. These events aren't forecasted to begin, if at all, until the first quarter of 2024.

Operating Expenses

Development Expenses

During the period beginning January 1, 2022 through December 31, 2022, the Company incurred approximately $642,160 in development expenses related to initial organizational, offering and business expenses for the Company and SCS, including, but not limited to, development and creative talent fees, legal and professional fees, general overhead expenses, payroll expenses, and website development expenses.

Sales and Marketing Expenses

During the period beginning January 1, 2022 through December 31, 2022, the Company incurred approximately $78,495 in sales and marketing expenses.

Net Income (Loss)

During the period beginning January 1, 2022 through December 31, 2022, the Company’s net loss was $720,655.

Liquidity and Capital Resources

As of December 31, 2022, neither the Company nor any of its Series, including SCS, had any cash or cash equivalents other than cash received from the Crowdfunding Offering and this Offering described below, and the Company had no financial obligations, other than as set forth on the Balance Sheet for December 31, 2022, below.

No Series has any obligation to repay a loan incurred by another Series, but the Company is obligated to repay advances from its affiliates that were used to pay SCS expenses in the amount of $242,762, all of which relates to SCS and its Projects and either has been or will be allocated by the Company to SCS.  The Manager, on behalf of the Company, entered into an option purchase agreement granting it the right to purchase an exclusive and irrevocable option for the film rights to the three motion picture Projects associated with SCS. The Manager exercised its options for Simulated and Activated and assigned these options and its other rights under the option agreement with respect to the three motion picture Projects to SCS.

Development Capital

On May 26, 2022, the Company began offering Profits Units of SCS pursuant to Regulation Crowdfunding promulgated under the Securities Act (the “CF Offering”). That offering closed on August 24, 2022. Through that offering, the Company raised approximately $942,461, all of which was allocated to SCS. After offering expenses, the net proceeds to the Company were approximately $895,337.95.

The Company commenced this Offering on February 27, 2023, qualifying the offer and sale of up to up to 150,000 Class A Profits Units of the Company’s Series Calculated Sequels, or SCS pursuant to Regulation A of the Securities Act for up to $15 million in gross proceeds. This Offering remains open until terminated pursuant to the Company’s Offering Statement on Form 1-A filed with the Commission. To date, the Company has raised approximately $57,538 from this Offering. The Company may conduct a closing at any time and from time to time. Upon conducting a closing, Investors whose subscription agreements have been accepted will become holders of Profits Units. To date, the Company has conducted 4 closings and, after offering expenses, the net proceeds to the Company were approximately $32,880.

The Company intends to use the proceeds from its CF Offering, as well as the proceeds from this Offering, to repay advances provided by an affiliate of the Manager, to purchase the film and option rights to the three sequels (including repaying the Manager for its prior purchase of these rights) and to finance the remaining development costs of the three Calculated sequel films. For more information about these film projects, see “Company's Business,” above.

Production Financing

As part of the development phase for each of the Company's film Projects, it plans to package a fully-developed Project sufficient to serve as collateral for an affiliated production company to obtain bank financing from the entertainment branch of a major U.S. bank (e.g., Chase Bank or East West Bank) using entertainment industry-standard forms of global collateral in concert with a film completion bond from a film guarantor (e.g. Film Finances Inc.), chiefly from nine categories commonly used in production financing. Each of these areas of collateral represents documented business arrangements that the Company or applicable Series would coordinate, including global territory tax incentive programs, major international distribution licenses, licenses from major brands, and profit offsets with the director and one or more actors. These are planned and engaged as part of each Project's development process and the agreements are expected to be finalized once the script is complete, in preparation for sale of a Project to the production company. Each Project's budget, and the amount of required production financing, is expected to be about $60 million.

Plan of Operations

At the time of the qualification of this Offering, the Company and SCS have only recently commenced operations. The Company has minimal capitalization, assets, and liabilities. The Company's first major objective will be retaining a screenwriter for Simulated. As described in the "Current Film Projects" subsection of "Company’s Business," the Company currently plans to commence development of the three films associated with SCS, beginning with Simulated, in May 2023.

Initially, during the period following the commencement of this Offering, the Company will be developing the business elements and relationships vital to the success for all three film Projects associated with SCS. These activities include negotiations with major territory distributors, production-incentive relationships, brand relationships, ancillary rights, international licensing and pre-sales for each Project in order to position the Projects to qualify for production completion bonds, and "banking" a Project's respective licenses and contracts.

We expect the proceeds from the Offering, assuming we raise the maximum offering amount, to be sufficient to cover the costs of developing Simulated, Activated, and Liberated into production-ready films. As described in "Use of Proceeds," even if the Company raises less than the maximum Offering, it still anticipates being able to complete development of these three titles, by reducing expenditures, delaying certain activities, and/or seeking other sources of capital. Assuming the Company raises at least $400,000 in this Offering, the Company does not anticipate the need to raise additional funds in the next six months to implement its planned operations.

Trends

In January 2020, the World Health Organization has declared the outbreak of a novel coronavirus (COVID-19) as a “Public Health Emergency of International Concern,” which continues to spread throughout the world and has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The coronavirus outbreak and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak. Nevertheless, the outbreak presents uncertainty and risk with respect to the Company, its performance, and its financial results.

Item 3. Directors and Officers

The Manager of the Company is One Door Studios LLC, a Utah limited liability company formed on July 18, 2018.

The Company and each of its Series, including SCS, operate under the direction of the Manager, which is responsible for directing the operations of the business, overseeing day-to-day affairs, and implementing film development and production strategy. The Manager is managed by managers, elected by the Manager's members. The members of the Manager have also appointed officers of the Manager who are responsible for, operate, and make decisions with respect to the Company and its Series. The Manager and its managers and officers are not required to devote all of their time to the Company, but are only required to devote such time as their duties require. In addition, the Manager and its managers and officers spend some of their time working on other projects, including on Manager’s own behalf and for other affiliates of the Manager. While the Manager feels its small management team is sufficient to properly manage the Company and its Series currently, the Manager expects to expand this team in the future. Though the Manager's managers and officers are experienced, the Manager itself has a limited track record and is relying on the track record of its individual managers and officers.

The Manager performs its duties and responsibilities pursuant to the Operating Agreement and Series Agreement. The Manager maintains a contractual, as opposed to a fiduciary, relationship, with the Company, its Series, and Investors. Furthermore, the Company has agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.

The following table sets out the Manager's managers and executive officers:

Name	Position	Age	Term of Office
John J. Lee, Jr.	Chief Executive Officer, Manager	75	December 2020
Jason Brents	President, Chief Operating Officer, Manager	46	December 2020
Stephen Wollwerth	Executive Vice President, Chief Creative Officer, Manager	46	December 2020

The following is a brief summary of the background of each executive officer and manager of the Manager:

John J. Lee, Jr.

Chief Executive Officer, Manager

John J. Lee, Jr. is a global media and entertainment executive in distribution and finance, and architect of streaming services and systems. John has provided business, funding, and distribution services for 23 motion pictures, television network series, and specials, with combined production costs of over $470 million and global rights earnings exceeding $4 billion. He has successfully led the vision, launch, and/or expansion of five entertainment and media entities. He also writes, produces, and directs. His The Producer's Business Handbook, used by film and business schools the world over, is a standard professional media reference, a best seller in its obscure category, released in its fourth edition at The American Film Market (AFM) and co-branded by AFM.

John's early career started as a business systems analyst and designer with the NCR Corporation by day, while in the evenings writing scripts and sponging up everything he could from everyone who would share of entertainment's creative and business craft. John co-founded the highly successful San Diego Repertory Theatre, where he provided business planning and funding and directed. He executive produced and partially funded his first motion picture, Where's Willy? in 1976, doing most things contrary to his better business and creative judgment.

This clarifying learning experience led John into international motion picture sales as Business Affairs Vice President for global motion picture sales company Goldfarb Distribution; then in the same position for Heart Entertainment, where he directed distribution and funding of in-house and client projects and helped measure the value of their pictures' rights and plan/engage their licensing and sales.

Though participating throughout his career in the business and creative aspects of motion picture and television productions, John also led four new-media companies including the direct broadcast satellite entity Impression Delivery Corporation (acquired by CapCities) and advanced the ad sales units of Times-Mirror Cable Television (acquired by Cox Communications).

In 1996, John joined the faculty of BYU's Film School, established and taught their Business of Film curricula, and authored The Producer's Business Handbook for Focal Press. The book continues to benefit many in understanding the hybrid demands of global distribution and finance, and has brought him, "More recognition, speaking engagements, and enjoyable experiences than I deserve."

In 1999 John co-founded and was CEO of Entertainment Business Group, providing motion picture global finance, distribution, and related business services to independent producers and industry entities, until it was acquired by The Gillen Group.

In 2004, John became the co-founder and CEO of iCommunication Dynamics and i.TV, Internet streaming television technology entities, eventually selling a majority interest and his concept and i.TV domain, which became a top 100 iPhone and iPad application company.

In 2011, John became Managing Director of Entertainment Strategy, where he developed the business architecture for emerging Streaming Systems and directed the development, global distribution, funding, and oversight of in-house and client entertainment projects.

In 2018, John's Simple Little Stories co-ventured with Jason Brents' Lady of the Lake Studios in concert with its China distribution relationships to form One Door Studios LLC, with each partner company contributing three global, wide-audience projects and soon after drawing in Stephen Wollwerth's 3Gates Films, as an equal partner and the third and crucial component of physical production's writer, director, and producer talent. All three are well-matched partners with a fire-in-their-belly to create audience-celebrating entertainment worthy of receiving major global distribution.

Jason Brents

President, Chief Operating Officer, Manager

In 2015, Jason began to lay the foundation of the mini-studio, which would eventually become One Door Studios LLC. He astutely applied his lifetime of studying and acquiring great world literature, researching and becoming deeply oriented in the business of global motion picture and series development, production, financing, and distribution, as well as engaging relationships with bright key-entertainment industry players.

In July 2018, Jason founded One Door Studios LLC with his friend and partner John Lee; and they were joined a year later by their friend and third partner Stephen Wollwerth. Since then, Jason has been developing IP for the company, setting up and closing development financing, and setting up the Company, which may be the first entertainment industry "Series Regulation A+" development funding platform. As President of the Manager, Jason continues to oversee all of the Company's and Manager's affiliated entities, developing their in-house story properties and connecting them with various production partners, which include a global community of film-industry professionals.

Along with continuing to develop industry partnerships, Jason leads the Company's public development funding, bank production financing, and expanding the partners' overall vision of becoming a mini-studio.

Jason began his career as an educator in 2001 teaching in the Bay Area, CA.

Jason developed his entrepreneurial skills in 2005 when he launched a real estate development company, fixing and flipping homes on the Big Island.

In 2009 Jason moved his family to China to teach at Tianjin International School, instructing some of China's top international students from over 20 countries in comparative government, philosophy, film-making, and ancient history. For the next six years Jason taught at this flagship school in China while he continued to mine the history of many cultures for rich stories worthy to be developed into successful global motion pictures and series.

Jason continues to acquire and develop great literature, write, compose music, snow ski, cliff dive, and work together with his wife Rose in their most rewarding production of raising their five children in the foothills of Northern California.

Stephen Wollwerth

Executive Vice President, Chief Creative Officer, Manager

Chiefly through his 3Gates Films, Stephen became a polished producer, known as a Renaissance Man through the many projects that he produced and contributed to as a producer, writer, director, director of photography, editor–and even an FAA licensed drone pilot in motion picture, television, and live-event production. Stephen has established multi-cam streaming systems, and has served as a media broadcasting facility director. He is currently co-founder and owner, President, and lead producer at One Door Studios LLC.

Stephen started 3Gates Films in 2010 as designer, engineer, builder, and cinematographer of the first aerial platforms that opened the liberating era of drones. Stephen's innovative breakthrough aerial systems were featured in Scientific American magazine and many other publications and television programs. For a multi-million-dollar Fox Sports television commercial, Stephen became the first person to fly a cinema camera from a Blackmagic Design on a remote-controlled platform. He currently holds multiple FAA certifications, including Part 107.39 for flights over people, a certification held today by only 18 individuals in the United States.

Stephen was the director of photography and editor on the 8.4/10 IMDB-rated 2020 Film Hope for the Holidays released on Amazon Prime Video. He was also director of photography and editor for the 13th season of a PBS docu-series called Healing Quest. Stephen's stock footage has been sold thousands of times to companies, primarily for commercials worldwide. His footage has been purchased by National Geographic, Valvoline, Mahindra Tractors, Cenovas Energy, Spike TV, and hundreds of other companies.

In 2019 Stephen amassed a quarter of a million followers on TikTok with tens of millions of views of videos which told stories of miracles in people's lives.

Stephen's reputation as a world class editor is significantly enabled by his substantial production of live, multi-camera concerts, and his degree in music performance, with a minor in voice.

Stephen speaks Mandarin Chinese with a level of fluency from his 2 years living in Kunming and Xian, China. He is also an instrument rated private pilot, is fascinated with aviation, has continuing electrical engineering projects as a hobby, is an extreme mountain biker, and is a father of three sons and one daughter.

Compensation Of Management

The Company is managed by the Manager, and the managers and executive officers of the Manager lead the operations of the Company's business, oversee its day-to-day affairs, and implement its film development and production strategy and achievements. The Company does not pay any compensation directly to these individuals for their management services to the Company. Rather, the Company will pay fees to the Manager as described under the heading “Securities Being Offered”” in the Company’s Offering Statement on Form 1-A filed with the Commission.

Item 4. Security Ownership of Management and Certain Securityholders

The Company is managed by its Manager, which is presently the sole member of the Company and the only voting member of each of the Company's Series, including SCS. All profits units of the Series are non-voting. The table below shows, as of the date hereof, ownership of the Company's and its Series voting securities:

Title of class	Name and address of owner	Amount/nature of ownership	Amount/nature of ownership acquirable	Percent of class
Company Unit	One Door Studios LLC 4320 Modoc Road Suite F Santa Barbara, CA 93110	1 Company Unit	-	100%
Membership Unit of SCS	One Door Studios LLC 4320 Modoc Road Suite F Santa Barbara, CA 93110	1 Membership Unit	-	100%

Item 5. Interest of Management and Others in Certain Transactions

The Company was formed on December 20, 2021 by the Manager. Under the terms of the Operating Agreement, the Manager is the sole member of the Company and the only voting member of each of the Company's Series, including SCS.

The Company’s operations were financed by an affiliate of our Manager, which for the year ended December 31, 2022 paid for Company expenses totaling $176,016. Repayment is expected within the next twelve months.

During 2022, the Manager, on behalf of the Company, entered into an option purchase agreement granting it the right to purchase an exclusive and irrevocable option for the film rights to the three motion picture Projects associated with SCS. The Manager exercised its options for Simulated and Activated and assigned these options and its other rights under the option agreement with respect to the three motion picture Projects to SCS for $66,375.

Due from related parties totaling $7,024 comprises marketing and development talent expenses and accounting fees paid by the Company on behalf of the related parties.

Obligations to Other Entities

Our Manager and executive officers are involved in other businesses, including other television and film production businesses. Therefore, conflicts of interest may exist between their obligations to such businesses and to us. Under our Operating Agreement, our Manager is permitted to have outside business activities, including those that compete with our business. We believe our Manager and executive officers have the capacity to discharge their responsibilities to our Company notwithstanding participation in other present and future investment programs and projects.

Item 6. Other Information

[None]

Item 7. Financial Statements

One Door Studios Entertainment Properties LLC

(a Delaware Series Limited Liability Company)

Audited Consolidated Financial Statements

Period of December 20, 2021 (Inception)

through December 31, 2022

Audited by:

TaxDrop LLC

A New Jersey CPA Company

Financial Statements

One Door Studios Entertainment Properties LLC

Independent Auditor's Report

April 21, 2023

To: Management of OneDoor Studios Entertainment Properties LLC

Attn: Jason Brents, CEO

Re: 2022-21 Financial Statement Audit – OneDoor Studios Entertainment Properties LLC

Report on the Audit of the Financial Statements

Opinion

We have audited the consolidated financial statements of OneDoor Studios Entertainment Properties LLC, which comprise the consolidated balance sheet as of December 31, 2022 and December 31, 2021, and the related statements of income, changes in stockholders' equity, and cash flows for the periods then ended, and the related notes to the financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of OneDoor Studios Entertainment Properties LLC as of December 31, 2022 and December 31, 2021 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of OneDoor Studios Entertainment Properties LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about OneDoor Studios Entertainment Properties LLC’s ability to continue as a going concern.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of OneDoor Studios Entertainment Properties LLC’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about OneDoor Studios Entertainment Properties LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Sincerely,

TaxDrop LLC

Robbinsville, New Jersey

April 21, 2023

ONE DOOR STUDIOS ENTERTAINMENT PROPERTIES LLC.

BALANCE SHEET

As of Years Ended December 31, 2022 and 2021

(Audited)

ASSETS	2022	2021
Current Assets
Cash and cash equivalents	$389,434	$-
Due from related parties	7,024	-
Total Current Assets	396,458	-

Other Assets	66,325	-
Total Other Assets	66,325	-

Total Assets	$462,783	$-

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
Due to Calculated Development	$176,437	$-
Due to Members	66,325	-
Other payables	(1,785)	-
Total Current Liabilities	240,977	-

Long-Term Liabilities	-	-

Total Liabilities	240,977	-

MEMBER’S EQUITY

Capital contributions	942,461	-
Capital contributions receivable	-	-
Retained earnings (Accumulated deficit)	(720,655)	-
Total Member’s Equity	221,806	-

Total Liabilities and Member’s Equity	$462,783	$-

ONE DOOR STUDIOS ENTERTAINMENT PROPERTIES LLC.

Income Statement

For the Periods December 31, 2022 and 2021

(Audited)

	2022	2021
Revenues	$-	$-
Cost of revenues	-	-
Gross profit (loss)	-	-

Operating expenses
General and administrative	10,496	-
Professional fees	211,432	-
Advertising and marketing	78,495	-
Development Talent	11,146	-
Personnel	330,377	-
Issuance costs	47,123	-
Website development and maintenance	31,136	-
Total operating expenses	720,655	-
Net Income (Loss)	$(720,655)	$-

ONE DOOR STUDIOS ENTERTAINMENT PROPERTIES LLC.

STATEMENT OF MEMBER'S EQUITY

For the Periods December 31, 2022 and 2021

(Audited)

	Member Units	Capital Contributions	Capital Contributions Receivable	Retained Earnings/ (Accumulated Deficit)	Total Members' Equity
Balance as of December 20, 2021 (Inception)	-	$-	$-	$-	$-

Issuance of Member Units	1	-	-	-	-
Net Income (Loss)	-	-	-	-	-

Balance as of December 31, 2021	1	$-	$-	$-	$-

Crowdfunding contributions advance	9,425	942,461	-	-	942,461
Net Income (Loss)	-	-	-	(720,655)	(720,655)

Balance as of December 31, 2021	9,426	$942,461	$-	$(720,655)	$221,806

ONE DOOR STUDIOS ENTERTAINMENT PROPERTIES LLC.

STATEMENT OF CASH FLOWS

For the Periods December 31, 2022 and 2021

(Audited)

	2022	2021
Cash Flows from Operating Activities
Net Income (Loss)	$(720,655)	$-
Changes in operating assets and liabilities:	(1,785)
Net Cash used in operating activities	(722,440)	-

Cash Flows from Investing Activities
Purchase of motion picture options	(66,325)	-
Net cash used in investing activities	(66,325)	-

Cash Flows from Financing Activities
Advances from affiliates	169,413	-
Advances from member	66,325	-
Capital contribution advances	942,461	-
Net cash from financing activities	1,178,199	-
Net change in cash and cash equivalents	389,434	-

Cash and cash equivalents at beginning of period	-	-
Cash and cash equivalents at end of period	$389,434	$-

ONE DOOR STUDIOS ENTERTAINMENT PROPERTIES, LLC NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(Audited)

NOTE 1 – NATURE OF OPERATIONS

OneDoor Studios Entertainment Properties LLC, (which may be referred to as the “Company”, “we,” “us,” or “our”) develops, produces, and distributes motion pictures. The Company was incorporated in Delaware on December 20, 2021. The Company’s headquarters are in Santa Barbara, California.

OneDoor Studios LLC (“1DS LLC”) is the sole manager of the Company. The Company is the umbrella/parent LLC which will house future series LLCs for each film as they are formed. Each company will maintain its own books and records.

In January 2022, the Company created Series Calculated Sequels as a series of the Company. In March 2022, the Company and the Manager entered into a Series Agreement setting forth terms specific to the series. In April 2022, the series was converted from a protected series to a registered series under Delaware law and its name was changed to OneDoor Studios Entertainment Properties LLC Series Calculated Sequels (“SCS”).

In July 2022, the Company created OneDoor Studios Entertainment Properties LLC Series Messiah (“Series Messiah”) and OneDoor Studios Entertainment Properties LLC Series Cyrus (“Series Cyrus”), each as a registered series of the Company. These two entities had no operations or business activities to the date of management’s review.

The financials presented are reflective of the balances of the Company and its underlying series LLC as of December 31, 2022 and 2021.

Since inception, the Company has relied on contributions from owners to fund its operations. As of December 31, 2022 the Company has incurred an operating loss and will likely incur losses prior to generating positive retained earnings. During the next twelve months, the Company intends to fund its operations with funding from additional capital raises, (See Note 7) and funds from revenue producing activities, if and when such can be realized.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("US GAAP"). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

ONE DOOR STUDIOS ENTERTAINMENT PROPERTIES, LLC NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(Audited)

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

●Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

There were no assets or liabilities requiring fair value measurements as of December 31, 2022 and 2021.

Income Taxes

The Company is taxed as a passthrough entity and is disregarded for federal income tax purposes. No income taxes are levied on the Company, rather such taxes are levied on the individual members. Therefore, no provision or liability for federal income taxes has been reflected in the accompanying financial statements.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee for the arrangement is fixed or determinable and collectability is reasonably assured. The company is still pre-revenue and has not yet recognized revenue.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Advertising

The Company expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

ONE DOOR STUDIOS ENTERTAINMENT PROPERTIES, LLC NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(Audited)

NOTE 3 – FILM DEVELOPMENT

Thus far, development costs incurred include the balance due to OneDoor Studios LLC (the Company’s member/owner) for option fees incurred to acquire the motion picture and series rights to the books SIMULATED and ACTIVATED. These costs are capitalized until the film is ready for amortization, consistent with ASC 926, Entertainment—Films—Other Assets—Film Costs.

NOTE 4 – RELATED PARTY TRANSACTIONS

The Company’s operations were financed by Calculated Development, LLC, an entity owned by One Door Studios LLC. For the year ended December 31, 2022 Calculated Development paid for Company expenses totaling $176,016. Repayment is expected within the next twelve months.

In June 2022, One Door Studios Entertainment Properties LLC Series Calculated Sequels purchased the motion picture and series rights to the books SIMULATED and ACTIVATED for $66,325 from One Door Studios, LLC.

Due from related parties totaling $7,024 comprises marketing and development talent expenses and accounting fees paid by the Company on behalf of the related parties.

NOTE 5 – EQUITY

The authorized Units that the Company or its Series has authority to issue consist of such number of Units and such class of Units, which may be common, preferred, profits interest, incentive, performance, or other units, whether voting or nonvoting, as determined by the Manager from time to time.

Company Units

The Company is authorized to sell and issue Company Units. Each “Company Unit” represents a voting interest in the Company and is entitled to (A) allocations of Profits and Losses of the Company and Distributions of Distributable Cash of the Company as declared in accordance with this Agreement, and (B) one (1) vote on all matters to be voted upon by the Member(s) of the Company.

Series Membership Units

Each Series is authorized to sell and issue Membership Units. Each “Membership Unit” represents a voting interest in an applicable Series and is entitled to (A) allocations of Profits and Losses of such Series and Distributions of Distributable Cash of such Series as declared in accordance with this Agreement and/or the applicable Series Agreement for such Series, and (B) one (1) vote on all matters to be voted upon by such Series’ Voting Member(s).

Series Profits Units

Each Series is authorized to sell and issue Profits Units. Each “Profits Unit” represents a non-voting, solely economic interest in an applicable Series, and is entitled to only allocations of Profits and Losses of such Series and Distributions of Distributable Cash of such Series as declared in accordance with this Agreement and/or the applicable Series Agreement for such Series.

As of December 31, 2022, the Company has 1 Company Unit issued and outstanding to One Door Studios, LLC and received advances for Class CF SCS series profit units in totaling $942,461.

As of December 31, 2021, the Company has issued 1 Company Unit to One Door Studios, LLC.

ONE DOOR STUDIOS ENTERTAINMENT PROPERTIES, LLC NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(Audited)

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

COVID 19

In January 2020, the World Health Organization has declared the outbreak of a novel coronavirus (COVID-19) as a “Public Health Emergency of International Concern,” which continues to spread throughout the world and has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The coronavirus outbreak and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak. Nevertheless, the outbreak presents uncertainty and risk with respect to the Company, its performance, and its financial results.

NOTE 7 – SUBSEQUENT EVENTS

Amendment to the Company’s Limited Liability Company Agreement and the Series Agreement of SCS

In January 2023, the Company amended and restated the Series Agreement of SCS to (1) reclassify its Profits Units issued in its Crowdfunded Offering as Class CF Profits Units of which 9,424.61 of such units are authorized, (2) to create an additional class of Profits Units, Class A Profits Units, and authorize 150,000 of such units and (3) to make certain clarifying amendments to provisions of the Series Agreement.

In January 2023, the Company amended and restated its limited liability company agreement to make certain clarifying amendments.

Regulation A Offering

The Company intends to offer additional Class A Profit Units up to $15,000,000 or 150,000 units pursuant to Regulation A under the Securities Act (the “Regulation A Offering”).

The Company’s Series Regulation A funding offering will be made through the company website, OneDoorStudios.com.

No Class A Profits Units have been issued to date.

Management’s Evaluation

Management has evaluated subsequent events through April 21, 2023, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

Item 8. Exhibits

Exhibit 2.1**	Certificate of Formation

Exhibit 2.2**	Amended and Restated Series Limited Liability Company Agreement

Exhibit 2.3**	Certificate of Conversion of Protected Series to Registered Series

Exhibit 2.4**	Certificate of Registered Series of Limited Liability Company (Series Calculated Sequels)

Exhibit 2.5**	Certificate of Registered Series of Limited Liability Company (Series Messiah)

Exhibit 2.6**	Certificate of Registered Series of Limited Liability Company (Series Cyrus)

Exhibit 3.1**	Series Designation of Series Calculated Sequels

Exhibit 3.2**	Amended and Restated Series Agreement of Series Calculated Sequels

Exhibit 4.1**	Form of Profits Units Subscription Agreement

Exhibit 6.2**	Form of Project Purchase Agreement*

Exhibit 6.3**	1DS Assignment and Transfer of Calculated Sequels Rights*

Exhibit 6.4**	Option Purchase Agreement between the Manager and Nova McBee

Exhibit 6.5**	Writing Letter Agreement with Ann Peacock

_________

*Filed herewith

** Filed as an exhibit to the Company’s Form 1-A/A dated February 27, 2023 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OneDoor Studios Entertainment Properties LLC

a Delaware series limited liability company

By	OneDoor Studios, a Utah limited liability company Its: Manager

	By:	/s/ Jason Brents
	Name:	Jason Brents
	Title:	Manager

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

OneDoor Studios, a Utah limited liability company

By:	/s/ Jason Brents
Name:	Jason Brents
Title:	Manager

Date: May 1, 2023